Exhibit 99.1

XERIS PHARMACEUTICALS REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS AND HIGHLIGHTS PIPELINE PROGRESS
GVOKE™ PFS net sales of $1.6 million in Q4 2019
GVOKE HypoPen™ on track for planned launch in July 2020
All current clinical programs expected to report topline results in 1H 2020
Conference call and webcast today at 8:30 a.m. ET

CHICAGO, IL; March 11, 2020 - Xeris Pharmaceuticals, Inc. (Nasdaq: XERS), a specialty pharmaceutical company leveraging its novel formulation technology platforms to develop and commercialize ready-to-use (RTU) injectable and infusible drug formulations, today announced financial results for the fourth quarter and full year 2019, as well as pipeline and corporate highlights.

"2019 was a very busy and transformational year for Xeris. With our first product approved by the FDA in September 2019, we transitioned from being a development company to a commercial organization validating our novel XeriSolTM formulation technology, while progressing several pipeline programs in the clinic. Because Gvoke PFS is such an important innovation for people with diabetes, our time and attention in the fourth quarter was dedicated to securing managed care access for Gvoke PFS and Gvoke HypoPen to set us up for success in 2020," said Paul R. Edick, Chairman and CEO of Xeris. "In 2020, we are intensely focused on commercial execution by replacing the current glucagon emergency kits with Gvoke PFS in the hands and homes of patients, as well as preparing for the launch of Gvoke HypoPen in July. In addition, we expect to report topline data from four clinical programs in the first half, followed by discussions with the regulatory agencies regarding paths forward."

Fourth Quarter 2019 Highlights and Recent Events

Approved Products

- Xeris’ Gvoke pre-filled syringe (PFS), its ready-to-use, room-temperature stable liquid glucagon for the treatment of severe hypoglycemia in adults and children with diabetes ages 2 years and above, became available in November 2019. In the fourth quarter of 2019, Xeris’ 80-person field-based team worked to secure formulary coverage and started to call on healthcare professionals. As of February 28, 2020, approximately 65% of commercially insured lives have unrestricted access to Gvoke.

- The Company is on track for its planned launch of Gvoke HypoPen, its liquid stable glucagon in an auto-injector, in July 2020.

Other Ready-to-use Glucagon Programs

- In November 2019, Xeris submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) for its ready-to-use (RTU) liquid stable glucagon for the treatment of severe hypoglycemia in people with diabetes. If approved, the Company could launch its ready-to-use glucagon in certain European countries in 2021.

- In December 2019, Xeris reported positive topline results from the in-clinic portion of its Phase 2 study evaluating the use of its glucagon formulation for the treatment of post-bariatric hypoglycemia (PBH). Subjects then enter a parallel design outpatient stage where they are assigned to an investigational product for 12 weeks. This study is currently ongoing in the outpatient stage, where both subjects and investigators remain blinded. Topline results from the outpatient portion of the study are expected in the first half of 2020.

- In January 2020, Xeris reported positive results from the in-clinic portion of its Phase 2 study evaluating the use of its glucagon formulation for the treatment of exercise-induced hypoglycemia (EIH). Results showed that a mini-dose of RTU glucagon was adequate to maintain normal blood glucose levels during prolonged, moderate-to-intense aerobic exercise. The blinded outpatient stage, where subjects will be exercising on their own at home, is currently ongoing with results expected in the first half of 2020.

Other XeriSolTM Programs

- Xeris began dosing in a Phase 2 clinical study to evaluate its investigational ready-to-use, fixed-ratio co-formulation of pramlintide and insulin in people with Type 1 diabetes. Data from this study is anticipated in the first half of 2020.

- Xeris initiated a weight-based dosing study in healthy volunteers of its investigational ready-to-use diazepam formulation. Data from this study is expected in the first half of 2020.

Fourth Quarter and Full Year 2019 Financial Highlights

Revenue: Net sales for Gvoke PFS for both the fourth quarter and full year 2019 were $1.6 million. Grant and other income was $0.2 million for the fourth quarter and $1.1 million for the full year 2019. In 2018, grant and other income was $0.8 million in the fourth quarter and $2.4 million for the full year.

Research and development (R&D) expenses: R&D expenses for the fourth quarter and full year 2019 were $12.4 million and $60.4 million, respectively, compared to $12.4 million and $40.7 million for the same time periods in 2018, respectively. The increase in comparison with the full year was primarily driven by manufacturing costs for Gvoke prior to commercialization, increased expenses associated with Xeris’ clinical and preclinical trials and increases in compensation and related personnel costs, partially offset by professional fees incurred supporting the preparation of our Gvoke NDA filing in 2018.

Selling, general and administrative (SG&A) expenses: SG&A expenses for the fourth quarter and full year 2019 were $20.6 million and $63.1 million, respectively, compared to $8.7 million and $21.1 million for the same time periods in 2018, respectively. The increases were primarily driven by increases in marketing and selling expenses related to the commercial launch of Gvoke, increases in compensation and related personnel costs and increased administrative and legal costs, primarily as a result of being a public company.

Net loss: For the fourth quarter of 2019, Xeris reported a net loss of $33.1 million, or $1.23 per share, compared to a net loss of $20.4 million, or $0.98 per share, for the fourth quarter of 2018. For the full year 2019, Xeris reported a net loss of $125.6 million, or $4.81 per share, compared to a net loss of $60.1 million, or $4.99 per share, for the full year 2018.

Cash position: As of December 31, 2019, Xeris reported total cash, cash equivalents, and investments (collectively, “cash and investments”) of $88.8 million, compared to $112.6 million at December 31, 2018. In February 2020, the Company sold an aggregate of 10,299,769 shares of common stock at a price of $4.15 per share, which included underwriters’ partial exercise of their option to purchase additional common stock. Net proceeds from the offering were $39.9 million after deducting underwriting discounts and commissions as well as other public offering expenses. Total shares outstanding as of February 28, 2020 is 37,570,080.

Conference Call and Webcast Details

Xeris Pharmaceuticals will host a conference call and webcast today, Wednesday, March 11, 2020 at 8:30 a.m. Eastern Time. The conference call can be accessed by dialing 866-951-8137 for domestic callers and 270-215-9500 for international callers. Please provide the operator with the conference ID 9658057 to join the conference call. The conference call will be available via webcast under the Investors section of Xeris' website at www.xerispharma.com. An archive of today's webcast will be available on Xeris’ website for 30 days following the call.

About Xeris Pharmaceuticals, Inc.

Xeris (Nasdaq: XERS) is a specialty pharmaceutical company delivering innovative solutions to simplify the experience of administering important therapies that people rely on every day around the world.
With novel technology platforms that enable ready-to-use, room-temperature stable formulations of injectable and infusible therapies, the company is advancing a portfolio of solutions in various therapeutic categories, including its first commercial product, Gvoke™. Its proprietary XeriSol™ and XeriJect™ formulation technologies have the potential to offer distinct advantages over conventional product formulations, including eliminating reconstitution and refrigeration, enabling long-term, room-temperature stability, significantly reducing injection volume, and eliminating the requirement for intravenous (IV) infusion. With Xeris’ technologies, new product formulations are designed to be easier to use by patients, caregivers, and health practitioners and help reduce costs for payers and the healthcare system.
Xeris is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on Twitter, LinkedIn or Instagram.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Xeris Pharmaceuticals, Inc., including statements regarding, the timing of the commercial launch of Gvoke HypoPen™, the timing of the commercial launch of Xeris’ ready-to-use glucagon in certain European countries in 2021, the timing of clinical data results in the first half of 2020 for Xeris’ clinical programs, the acceptance of Gvoke™ in the marketplace, the market for and therapeutic potential of its product candidates, expectations regarding clinical data, the timing or likelihood of regulatory approval and commercialization of its product candidates, the timing or likelihood of expansion into additional markets and the potential utility of our formulation platforms, and other statements containing the words “plans”, "expects", "anticipates", "will," "would," "continue," and similar expressions constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, without limitation, the regulatory approval of its product candidates, its ability to market and sell its products, if approved, and other factors discussed in the "Risk Factors" section of the most recently filed Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in Xeris’ subsequent filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Xeris expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company intends to use the investor relations portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.

Investor Contact
Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com
312-736-1237

XERIS PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net sales	$1,627	$—	$1,627	$—
Grant and other income	237	801	1,095	2,423
Cost of goods sold	1,603	—	1,603	—
Gross profit	261	801	1,119	2,423
Operating expenses:
Research and development	12,420	12,390	60,438	40,654
Selling, general and administrative	20,642	8,725	63,061	21,113
Total operating expenses	33,062	21,115	123,499	61,767
Loss from operations	(32,801)	(20,314)	(122,380)	(59,344)
Other income (expense):
Interest and other income	640	817	2,813	1,613
Interest expense	(1,531)	(1,055)	(7,163)	(2,545)
Change in fair value of warrants	152	133	692	196
Total other income (expense)	(739)	(105)	(3,658)	(736)
Net loss before benefit from income taxes	(33,540)	(20,419)	(126,038)	(60,080)
Benefit from income taxes	458	—	458	—
Net loss	$(33,082)	$(20,419)	$(125,580)	$(60,080)

Net loss per common share - basic and diluted	$(1.23)	$(0.98)	$(4.81)	$(4.99)

Weighted average common shares outstanding - basic and diluted	27,001,059	20,774,604	26,110,297	12,045,999

XERIS PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2019	December 31, 2018

Assets
Current assets:
Cash and cash equivalents	$19,519	$45,716
Short-term investments	56,030	66,917
Trade accounts receivable, net	4,693	—
Other accounts receivable, net	946	2,869
Inventory	2,176	—
Prepaid expenses and other current assets	4,119	2,397
Total current assets	87,483	117,899
Investments	13,231	—
Property and equipment, net	7,853	2,034
Other assets	420	95
Total assets	$108,987	$120,028

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,603	$866
Other accrued liabilities	18,119	8,214
Accrued trade discounts and rebates	1,375	—
Accrued returns reserve	1,957	—
Other current liabilities	284	1,092
Total current liabilities	27,338	10,172
Long-term debt, net of unamortized deferred costs	58,305	31,890
Other liabilities	8,908	2,560
Total liabilities	94,551	44,622
Total stockholders' equity	14,436	75,406
Total liabilities and stockholders' equity	$108,987	$120,028